GROUP INDIVIDUAL RETIREMENT ANNUITY 301-10,001-2002
                                SIMPLE IRA RIDER

When issued with this SIMPLE IRA Rider, the provisions in the Group Individual Retirement Annuity Certificate 301-10,001-2002 issued under the Contract are replaced as described in this SIMPLE IRA Rider. The provisions of this SIMPLE IRA Rider supersede any inconsistent provisions of the Contract or any other Endorsement.

SECTION 1.00      ANNUITY is replaced with the following:

The term "Annuity" means SIMPLE individual retirement annuity meeting the requirements of Sections 408(p) and 408(b) of the Internal Revenue Code.

SECTION 3.01      ACCOUNTS is replaced with the following:

AXA Equitable will maintain an Account under the Contract for each Participant. The Account will contain one or more sub-accounts, hereinafter called "Investment Accounts." The Investment Accounts made available to the Participant are as specified on page 3. AXA Equitable reserves the right to add or remove Investment Accounts. Any amounts allocated to an Investment Account will either become part of the Guaranteed Rate Account or part of an Investment Division of the Separate Account applicable to that Investment Account.

Any amounts withdrawn from an Investment Account will no longer be part of the Guaranteed Rate Account or the applicable Investment Division.

SECTION 3.03      CONTRIBUTIONS is replaced with the following:

This SIMPLE IRA will accept only:

(a) a cash contribution made by an employer on behalf of the Participant under a SIMPLE IRA plan that meets the requirements of Section 408(p) of the Internal Revenue Code,

and

(b) a rollover contribution or a transfer of assets from another SIMPLE IRA of the Participant. No other contributions will be accepted.

Contributions may be made for the Participant through a Supplemental Agreement. Any contribution made for the Participant by any means other than through payroll deduction by the Participant's employer pursuant to a Supplemental Agreement may be made only subject to AXA Equitable's rules then in effect.


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SECTION 3.14      SIMPLE IRA ROLLOVER LIMITATIONS is added

Prior to the expiration of the 2-year period beginning on the date the Participant first participated in any SIMPLE IRA plan maintained by the Participant's employer, any rollover or transfer by the Participant of funds from this SIMPLE IRA must be made to another SIMPLE IRA of the Participant. Any distribution of funds to the Participant during this 2-year period may be subject to a 25-percent additional tax if the Participant does not roll over the amount distributed into a SIMPLE IRA. After the expiration of this 2-year period, the Participant may roll over or transfer funds to any IRA of the Participant that is qualified under Code Sections 408(a), (b) or (p), or to another eligible retirement plan described in Code Sections 402(c)(8)(B).

SECTION 5.07 ANNUAL STATEMENT is replaced with the following:

As soon as practicable after the end of each calendar year AXA Equitable, provided an Account is being maintained for the Participant at the end of such calendar year, will furnish the Participant with a statement showing as of a specified recent date (1) the total number of Units credited to each Investment Account other than the Guaranteed Rate Account, (2) the Unit Value of such Investment Accounts, (3) the Account Balance of each Investment Account, (4) the sum of the Account Balances of each Investment Account, and (5) the Cash Values of the Guaranteed Rate Account.

AXA Equitable will furnish annual calendar year reports concerning the status of this IRA and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

Where AXA Equitable receives contributions which are made on behalf of the Participant under a SIMPLE IRA plan maintained by the Participant's employer, AXA Equitable will provide the employer with the summary description required by
Section 408(l)(2)(B) of the Code.

NEW YORK,

AXA EQUITABLE LIFE INSURANCE COMPANY

/s/ Christopher M. Condron                           /s/ Pauline Sherman
-------------------------------------                ---------------------------
Christopher M. Condron                               Pauline Sherman
President and Chief Executive Officer                Senior Vice President,
                                                     Secretary and Associate
                                                     General Counsel

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